Exhibit 21 — Subsidiaries of Registrant
     Unless otherwise indicated, Avatar owns, directly or through a subsidiary, all of the outstanding capital stock of each of the below listed active subsidiaries.

Name	State of Incorporation
Avatar Properties Inc.	Florida
Avatar Communities, Inc.	Florida
Avatar Finance, Inc.	Delaware
Avatar-Majestic Oaks GP, LLC	Florida
Avatar New Homes of Florida, Inc.	Florida
Avatar Ocean Palms, Inc.	Florida
Avatar Realty Inc.	Delaware
Avatar Condominium Management Inc.	Florida
Avatar Asset Management, Inc.	Florida
Avatar Realty of Arizona, Inc.	Arizona
Dorten, Inc.	Florida
Banyan Bay Corporation	Florida
Bellalago Food and Beverage, Inc.	Florida
Frenchman’s Yacht Club Developers, LLC	Florida
Poinciana New Township, Inc.	Florida
Avatar Poinciana, Inc.	Florida
Prominent Title Insurance Agency, Inc.	Florida
Rio Rico Properties Inc.	Arizona
Avatar Homes of Arizona, Inc.	Arizona
Bella Vista at Rio Rico Development, Inc.	Arizona
Piedras Blancas at Rio Rico
Development Corporation	Arizona
Ranchos del Rio at Rio Rico
Development Corporation	Arizona
Rio Rico Realty, Inc. Arizona
Avatar Retirement Communities, Inc.	Delaware
Solivita at Poinciana, Inc.	Florida
Solivita at Poinciana Food and Beverage, Inc.	Florida
Solivita at Poinciana Golf Club, Inc.	Florida
Solivita at Poinciana Recreation, Inc.	Florida
Solivita Properties Inc.	Florida
Solivita Realty, Inc.	Florida
Avatar Utilities Inc.	Delaware (1)
Poinciana Parkway Company, LLC	Delaware

(1)	Avatar Utilities Inc. owns over 99% of the outstanding shares of common stock of Consolidated Water Company.